Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement dated October 23, 2002 (the “Effective Date”) is between Gene Henderson (for himself, his spouse and anyone acting for him) (the “Executive”) and IDine Rewards Network, Inc. (for itself or any affiliated company, or its or their present and past officers, directors, supervisors, employees and anyone else acting for it or them) (the “Employer”), formerly known as Transmedia Network, Inc.

WHEREAS, the Employer employed the Executive as the President and Chief Executive Officer pursuant to an October 13, 1998 Employment Contract between the Executive and the Employer (“Employment Contract”); and

WHEREAS, the Employer and the Executive agreed to terminate their employment relationship; and

WHEREAS, the Employment Contract requires that the Executive sign and comply with a termination agreement as a condition of receiving severance benefits; and

WHEREAS, the Employer and the Executive wish to enter into this Termination Agreement as such termination agreement in order to resolve amicably any differences between them;

THEREFORE, the parties agree as follows:

1.   Resignation. Effective September 26, 2002 (“Termination Date”), the Executive resigned from employment with the Employer, and as an officer and as a member of the Board of Directors of the Employer and its subsidiaries and affiliates.

2.   Accrued Benefits. The Executive will be entitled to any accrued benefits under any employee benefit plan of the Employer as of the Termination Date in the same manner as any other employee whose employment with the Employer has terminated, all in accordance with the terms of the Employer’s applicable benefit plans.

3.   Expense Reports. The Employer will reimburse the Executive for reasonable expenses incurred through the Termination Date provided the Executive submits appropriate expense reports detailing the expenses within thirty (30) days of the Termination Date.

4.   Return of Employer Property. The Executive will return to the Employer by the Termination Date all Employer property in the Executive’s possession, custody or control, including, but not limited to, confidential information of the Employer, computer equipment, software, keys and credit cards.

5.   Severance Arrangements. In lieu of the payments to be made to Executive pursuant to Section 7 of the Employment Contract regarding Severance Arrangements, the Employer will provide the following:

Subject to compliance with this Agreement, the Employer will pay the Executive the following: Seven Hundred Fifty Thousand Dollars ($750,000) within five (5) business days after the Effective Date, Five Hundred Thousand Dollars ($500,000) on January 1, 2003, and Two Hundred Fifty Thousand Dollars ($250,000) on January 1, 2004, all less applicable deductions.

In addition, as provided for in said Section 7, if the Executive timely elects continued health care coverage pursuant to COBRA, the Employer will pay the Executive’s cost of such continued coverage in the Employer’s health care plan for the eighteen (18) month continuation period provided by COBRA for a qualifying event caused by termination of employment; thereafter, for an additional fifteen (15) months (that is, through June 26, 2005), and provided Executive is not employed with health insurance available as part of such employment, Executive may continue health care coverage in Employer’s then existing health care plan provided Executive pays the full cost of same. Executive acknowledges and agrees that the health insurance program available to employees may change from time to time and that the benefits available to him in the future may not be the same as those currently available. Finally, the Executive’s stock options granted under the Employer’s 1996 Long Term Incentive Plan will remain exercisable, to the extent they were exercisable immediately prior to the Termination Date, for ninety (90) days following the Termination Date, after which date they shall expire and no longer be exercisable. Any stock options that were not exercisable immediately prior to the Termination Date expired on the Termination Date. With respect to any option exercise during the 90-day period following the Termination Date, at Executive’s option, Executive may tender and Employer shall accept, in exchange for the shares of common stock issuable pursuant to such option(s), such number of shares of Employer’s common stock held by Executive that, when multiplied by the closing price of Employer’s common stock on the immediately preceding trading day (as published in The Wall Street Journal), equals the price to be paid by Executive for the shares to be issued pursuant to said option(s).

6.   Non-Compete. Until the date of the last payment called for under this Agreement (January 1, 2004), the Executive will not direcly or indirectly (i) be employed by, invest in (except less than five percent (5%) of a publicly traded company), have an interest in, or perform work as a director, officer, independent contractor, partner or consultant for any entity engaged in the business in which the Employer or any of its affiliates is engaged at such date in any geographic region in which Employer conducts business or as to which Employer has currently targeted for expansion, or (ii) on behalf or for the benefit of the Executive or any business with which the Executive may be associated, offer employment or a consulting relationship to any person who is an employee of or a consultant to the Employer or any of its affiliates.

7.      Confidentiality.  Section 10 of the Employment Contract will remain in effect in accordance with its terms and conditions.

8.      Future Cooperation.  After the Termination Date, the Executive will cooperate with and assist the Employer in any investigations, proceedings or actions relating to any matters in which the Executive was involved or had knowledge while employed by the Employer. In addition, through January 1, 2004, the Executive will provide consulting services as reasonably requested by the Employer so long as such consulting services do not unduly interfere with any subsequent employment obligations of the Executive, in each case subject to reimbursement for approved expenses.

9.      No Rehire.  The Executive will not seek rehire with the Employer.

10.    Non-Disparagement.  Neither party will take any action or make any statement that reflects negatively on the other, or in any way disparages, in any manner, the other party’s management, business or business practices.

11.    Confidentiality.  Except as otherwise required by law, the parties agree that the terms of this Agreement are strictly confidential and must not be disclosed in any manner to any person. The only exceptions to this prohibition on disclosure are to the parties’ attorney(s) and/or tax advisor(s), and the Employer’s employees necessary to comply with the Employer’s obligations under this Agreement, all of whom are similarly bound by this confidentiality provision.

12.    Non-Admission.  The parties agree that the Employer’s offer of this Agreement and/or the payment of severance under this Agreement are not an admission of any kind that the Executive has any viable claims against the Employer or that the Employer admits to any liability whatsoever.

13.    Release.  Pursuant to the requirement of Section 7 of the Employment Contract for receipt of severance benefits, and except for enforcement of this Agreement, the Executive releases the Employer with respect to any and all known and unknown claims of any type to date arising out of any aspect of their employment relationship or the termination of their employment relationship. This includes, but is not limited to, breach of any implied or express employment contracts, covenants or duties; entitlement to any pay or benefits, including insurance benefits or attorney fees; claims for wrongful termination, violation of public policy, defamation, emotional distress, invasion of privacy, loss of consortium, negligence, other federal, state, local or common law matters or any act or omission; or claims of discrimination based on age under the Age Discrimination in Employment Act (“ADEA”), ancestry, color, concerted activity, disability, entitlement to benefits, marital status, national origin, parental status, race, religion, retaliation, sex, sexual harassment, sexual orientation, source of income, union activity, veteran’s status or other protected status. The Executive also acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.

14.    Covenant Not To Sue.  Pursuant to the requirement of Section 7 of the Employment Contract for receipt of severance benefits, the Executive agrees not to sue the Employer for any claims covered by the release in this Agreement. This agreement not to sue does not apply to an ADEA claim to the extent such an exception is required by law. If the

Executive sues in violation of this Agreement, the Executive agrees (1) to pay all costs and expenses incurred by the Employer in defending against a suit or enforcing this Agreement, including court costs, expenses and reasonable attorney fees, or (2) to be obligated upon written demand to repay to the Employer, as liquidated damages, all of the payment paid to the Executive pursuant to this Agreement except One Hundred Dollars ($100), and (3) in addition to either (1) or (2), that the Employer shall not be obligated to continue payment to the Executive of any remaining payments under this Agreement.

15.    Exclusions from Release.  Excluded from the release and the covenant not to sue are any claims which cannot be waived by law, and the filing of a discrimination charge with a government agency. But the Executive agrees to waive any right to any monetary recovery should any government agency pursue any claims on the Executive’s behalf.

16.    Modification.  This Agreement may only be modified in a writing signed by both parties. If any part of this Agreement is found to be illegal or invalid by a final non-appealable ruling of a court of competent jurisdiction, it will be deemed severed from this Agreement, and the remainder of the Agreement will remain in effect and will be enforceable within the bounds of applicable law. If any restriction or limitation in this Agreement is found to be unreasonable, onerous or unduly restrictive, it will not be stricken in its entirety, but will remain effective to the maximum extent permissible.

17.    Waiver of Breach.  Should the Executive breach any provision of this Agreement, and should the Employer decide not to enforce its rights against the Executive, that decision will not operate or be construed as a waiver of any subsequent breach by the Executive. No such waiver will be valid unless in writing and signed by an officer of the Employer.

18.    Attorney Fees.  The prevailing party in any dispute regarding this Agreement is entitled to payment of its reasonable attorney fees and costs incurred in enforcing this Agreement. This Agreement shall be governed by the laws of the State of Florida.

19.    Complete Agreement.  This Agreement resolves all matters between the Executive and the Employer and supersedes any other written or oral agreement between them, except for Section 10 of the Employment Contract as provided for in Section 7 of this Agreement.

20.    Voluntariness.  The Executive is signing this Agreement knowingly and voluntarily, has not been coerced or threatened into signing this Agreement and has not been promised anything else in exchange for signing this Agreement.

21.    Attorney Consultation.  By this Agreement, the Executive has been advised to consult with an attorney of the Executive’s choice at the Executive’s own expense before signing below.

22.    Time Periods.  The Executive has been given at least twenty-one (21) days to consider this Agreement. After the Executive signs this Agreement, the Executive has seven (7) days to revoke it by giving the Employer written notice of revocation. If this Agreement is not revoked, the Executive will receive the severance and other benefits provided in this Agreement.

/s/ GENE M. HENDERSON	/s/ SAMUEL ZELL
EXECUTIVE	EMPLOYER by its CHAIRMAN